EXHIBIT 99.1

LIONS GATE ENTERTAINMENT CORP. TO PRIVATELY
PLACE BETWEEN $150 MILLION AND $175 MILLION
OF CONVERTIBLE SENIOR SUBORDINATED NOTES

NORTH VANCOUVER, BC, and SANTA MONICA, CA, February 17, 2005 — Lions Gate Entertainment Corp. (NYSE and TSX: LGF) (“Lions Gate”) today announced that it proposes to raise between US$150,000,000 and US$175,000,000 in gross proceeds through a private placement of convertible senior subordinated notes due 2025 of its subsidiary Lions Gate Entertainment Inc. The offering will include (a) US$150,000,000 aggregate principal amount of notes and (b) up to US$25,000,000 additional aggregate principal amount of notes if the initial purchasers exercise their option to purchase additional notes. The notes will be convertible into common shares of Lions Gate. The net proceeds from the offering will be used for repayment of outstanding indebtedness under Lions Gate’s existing U.S. dollar revolving credit facility, and may also be used for other general corporate purposes, which may include the financing of a portion of any future acquisitions. Lions Gate may also decide to use a portion of the proceeds to repurchase its common shares in the future, which may include the purchase and/or sale of calls and/or call spreads to limit dilution from the conversion of the notes.

Neither the convertible notes nor the shares issuable upon conversion have been registered under the Securities Act of 1933, as amended, or any state securities laws or qualified under any Canadian securities laws and, until so registered or qualified as applicable, may not be offered or sold in the United States or any state or Canada absent registration or an applicable exemption from registration and prospectus requirements as applicable. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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www.lgf.com

NYSE AND TSX: LGF

This press release contains “forward-looking statements” within the meaning of the federal securities law. The forward-looking statements in this press release involve risks and uncertainties that could cause actual results to differ from those expressed in or implied by the statements herein. The potential risks and uncertainties include risk factors set forth in Lions Gate’s public filings with the Securities and Exchange Commission. Lions Gate undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information, contact:

Peter D. Wilkes
310-255-3726 or
310-449-9200

pwilkes@lgecorp.com